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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.



                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record limited in amount as provided by Rule 18f-1 promulgated under the Investment Company Act of 1940. The undersigned understands that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 promulgated under the Investment Company Act of 1940, the registrant has caused this Notification of Election to be duly executed on its behalf in the city of Houston and the state of Texas on the 29th day of March, 2005.

                             Signature:         AIM VARIABLE INSURANCE FUNDS
                                                           on behalf of

                    AIM V.I. Aggressive Growth Fund                 AIM V.I. Health Sciences Fund
                    AIM V.I. Balanced Fund                          AIM V.I. High Yield Fund
                    AIM V.I. Basic Value Fund                       AIM V.I. International Growth Fund
                    AIM V.I. Blue Chip Fund                         AIM V.I. Large Cap Growth Fund
                    AIM V.I. Capital Appreciation Fund              AIM V.I. Leisure Fund
                    AIM V.I. Capital Development Fund               AIM V.I. Mid Cap Core Equity Fund
                    AIM V.I. Core Equity Fund                       AIM V.I. Premier Equity Fund
                    AIM V.I. Core Stock Fund                        AIM V.I. Real Estate Fund
                    AIM V.I. Dent Demographic Trends Fund           AIM V.I. Small Cap Equity Fund
                    AIM V.I. Diversified Income Fund                AIM V.I. Small Company Growth Fund
                    AIM V.I. Dynamics Fund                          AIM V.I. Technology Fund
                    AIM V.I. Financial Services Fund                AIM V.I. Total Return Fund
                    AIM V.I. Government Securities Fund             AIM V.I. Utilities Fund
                    AIM V.I. Growth Fund

                                            By: /s/ ROBERT H. GRAHAM
                                                -------------------------------
                                                  (Robert H. Graham)

                                                           President
                                                -------------------------------
                                                            (Title)
Attest: /s/ JOHN H. LIVELY
       -------------------------------
               (John H. Lively)

             Assistant Secretary
       -------------------------------
                  (Title)

         PERSONS WHO TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1846 (10-03)